Exhibit 99.1

news release

Ovintiv Takes Immediate and Significant Action; Reduces Second Quarter 2020 Capital Investments by $300 Million; Full-Year Cash Costs to Drop by $100 Million

Company dropping 10 operated rigs immediately and an additional six rigs in May

DENVER, March 12, 2020 – Ovintiv Inc. (NYSE, TSX: OVV) today announced plans to immediately reduce second quarter 2020 capital investments by $300 million and full year cash costs by $100 million. This is the first step in response to the recent large drop in oil prices. The Company has no long-term service commitments to fulfill and intends to use its operational flexibility to maintain balance sheet strength. Ovintiv is fully prepared to further reduce capital investments and activity levels as market conditions dictate.

“We are moving quickly and decisively in response to these volatile and challenging times. It is imperative to take immediate action and we are dropping roughly two-thirds of our operated rigs and reducing our cash costs by $100 million,” said CEO Doug Suttles. “Market conditions are changing rapidly, and we have full operational flexibility to further adjust activity to maintain our balance sheet strength.”

The Company is immediately dropping 10 operated drilling rigs and plans to drop an additional six operated rigs in May 2020. Following these rig count reductions, Ovintiv will have three operated rigs in the Permian, two in the Anadarko and two in the Montney.

Beyond the immediate spending cuts announced today, Ovintiv is prepared to further reduce capital investments throughout the year to ensure free cash neutrality and balance sheet strength. The Company expects to provide an update to its 2020 guidance in conjunction with first-quarter reporting.

Strong Balance Sheet & Robust Liquidity Through Mid-2024:

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The credit facilities are fixed at $4 billion until their maturity in July 2024 and commodity prices have zero impact on availability. They have no reserve-based, cash flow or EBITDA lending covenants or minimum credit rating requirements. The facilities are based on book value only (not market capitalization) with a maximum ratio of 60% debt-to-adjusted capitalization (at year-end 2019, ratio was 28%). The capitalization calculation adjustment includes a fixed $7.7 billion add back to capitalization. Full terms of the credit facilities can be found as an exhibit to the Company’s Form 10-K. In addition, a table can be found in this release.

•	Current liquidity is approximately $3.5 billion, which represents the $4 billion credit facilities plus cash-on-hand, less the Company’s current commercial paper balance.

•	OVV is rated investment grade at BBB.

•	Approximately 80% of total long-term debt is due in 2024, or beyond, with a weighted average bond maturity of approximately 10 years.

•	The Company has significant flexibility to manage the late 2021 and 2022 maturities, including the use of the credit facilities.

Strong Hedging Position Protects Cash Flow:

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More than 70% of 2020 crude oil and condensate production and 2020 natural gas production is hedged at prices significantly above the current market. The Company utilizes more than a dozen “A” credit rated hedge counterparties. See hedge table in this release.

Recent U.S. Shelf Registration Filing:

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A recent U.S. shelf registration filing was made on March 6, 2020. This shelf was part of a normal course renewal and the Company has no current intentions of issuing any debt or equity under the shelf.

Debt to Adjusted Capitalization at December 31, 2019:

($ MM)	2019	Credit Facility Covenant
Long-Term Debt, including current portion	$6,974
Total Shareholders’ Equity	9,930
Equity adjustment for impairments at December 31, 2011	7,746

Adjusted Capitalization	$24,650
Debt to Adjusted Capitalization	28%	60%

Note: Please refer to the Non-GAAP Definitions and Reconciliations on the Company’s website. Debt to Adjusted Capitalization is a proxy for Ovintiv’s financial covenant under the Company’s credit facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization includes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as of December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

Hedge Volumes as of December 31, 2019:

Natural Gas Hedges	2020	Oil & Condensate Hedges	2020
Total Benchmark Hedges	1,188 MMcf/d	Total Benchmark Hedges	165 Mbbls/d
Benchmark Hedges ($/Mcf)		Benchmark Hedges ($/bbl)
NYMEX Swaps	803 MMcf/d	WTI Swaps	70 Mbbls/d
Swap Price	$2.65	Swap Price	$57.56
NYMEX 3-Way Options	330 MMcf/d	WTI 3-Way Options	80 Mbbls/d
Short Call	$2.72	Short Call	$61.68
Long Put	$2.60	Long Put	$53.44
Short Put	$2.25	Short Put	$43.44
NYMEX Costless Collars	55 MMcf/d	WTI Costless Collars	15 Mbbls/d
Short Call	$ 2.88	Short Call	$68.71
Long Put	$2.50	Long Put	$50.00
Basis Hedges ($/Mcf)		Basis Hedges ($/bbl)
AECO Basis Swaps	349 MMcf/d	WTI / Midland Swaps	8 Mbbls/d
Swap Price	($0.88)	Swap Price	($1.20)
WAHA Basis Swaps	105 MMcf/d
Swap Price	($0.91)

“NEW” Price Sensitivities for Oil Hedge Gains/Losses by Quarter for 2020 ($ MM):

Period	$20	$30	$40	$50	$60
1Q 2020	353	276	198	73	(23)
2Q 2020	353	276	198	73	(23)
3Q 2020	357	279	201	74	(23)
4Q 2020	357	279	201	74	(23)
2020	$1,420	$1,109	$798	294	($93)

Ovintiv Inc.	2

“NEW” Price Sensitivities for Gas Hedge Gains/Losses by Quarter for 2020 ($ MM)

Period	$1.00	$1.25	$1.50	$1.75	$2.00	$2.25
1Q 2020	138	119	100	81	62	43
2Q 2020	143	123	103	83	63	44
3Q 2020	145	125	104	84	64	44
4Q 2020	141	121	102	82	63	43
2020	$566	$488	$409	$331	$252	$174

Note: Sensitivities do not include gains or losses related to differential hedges.

Note: Company has additional hedges on Butane and Propane not included.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: anticipated reductions in capital investment, drilling and completion activity and cash costs; maintaining free cash neutrality; strength of balance sheet; value of hedge book and quality of counterparties; ability to adjust as market conditions dictate; efficiency of operations; anticipated production; price sensitivities; impacts to guidance; ability to draw on credit facilities and other forms of liquidity; and intentions regarding issuing debt or equity under the shelf. These assumptions include: future commodity prices and differentials; data contained in key modeling statistics; enforceability of risk management program; assumptions contained in guidance; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; business interruption or unexpected technical difficulties; counterparty and credit risk; impact of changes in credit rating and access to liquidity; risks in marketing operations; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K and as described from time to time in its other periodic filings as filed on SEDAR and EDGAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

SOURCE: Ovintiv Inc.

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